EXHIBIT 3.1

Certificate of Designation of Series B Preferred Stock
of
StreamTrack, Inc.

StreamTrack, Inc., a Wyoming corporation (the “Corporation”), does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, the Board of Directors, without any shareholder action, which action was not required to be taken, duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article Three of the Articles of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation of preferences and relative, participating, optional, and other special rights, qualifications, limitations and restrictions, of a series of Preferred Stock consisting of two hundred thousand (200,000) shares, $0.0001 par value, to be designated “Series B Preferred Stock”.

RESOLVED, that each share of the Series B Preferred Stock shall rank equally in all aspects and shall be subject to the following terms and provisions:

1.           Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as “Series B Preferred Stock”. The authorized number of shares of Series B Preferred Stock shall be 200,000. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9 below.

2.           Rank. The Series B Preferred Stock shall with respect to distributions of assets and rights upon the occurrence of a Liquidation rank (i) senior to the common stock and Series A Preferred Stock of the Corporation and (ii) senior to each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series B Preferred Stock (collectively with the common stock, the “Junior Stock”).

3.           Dividends. Holders of Series B Preferred Stock shall not be entitled to any dividends on their shares of Series B Preferred Stock.

4.           Liquidation Preference.

(a)          Priority Payment. Upon the occurrence of a Liquidation, the holders of shares of Series B Preferred Stock shall be entitled to be paid for each share of Series B Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the Stated Value (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series B Preferred Stock) before any payment or distribution is made to any Junior Stock. If the assets of the Corporation available for distribution to the holders of Series B Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series B Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b)          No Additional Payment. After the holders of all shares of Series B Preferred Stock shall have been paid in full the amounts to which they are entitled in paragraph 4(a), the shares of Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

(c)          Notice. Written notice of a Liquidation stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

5.           Voting Rights.

In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following rights: Each share of Series B Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders (or in any action by written consent), on all matters voted on by holders of common stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Series B Preferred Stock shall entitle the holder thereof to cast such number of votes equal to 0.000255% of the total number of votes entitled to be cast. For purposes of clarification, the holders of all 200,000 shares of Series B Preferred Stock will have the right to cast an aggregate of 51% of the total number of votes entitled to be cast.

6.           Automatic Conversion. Effective upon the closing of a Qualified Financing (the “Effective Date”), all issued and outstanding shares of Series B Preferred Stock shall be automatically converted into common stock of the Corporation (the “Automatic Conversion”) in an amount determined by dividing the product of the number of shares being converted and the Stated Value by the Conversion Price. The Conversion Price will be equal to the price share of the common stock (without ascribing any value to any warrants issued concurrently with common stock (or securities convertible into common stock) under a Qualified Financing) sold under the Qualified Financing (or, if the Qualified Financing involves the sale of securities convertible into common stock, by the conversion price of such convertible securities). As soon as practicable following the Effective Date, the Corporation shall issue to the holders of Series B Preferred Stock the shares of common stock issuable upon the Automatic Conversion. As soon as practicable following receipt of the shares of common stock issuable upon the Automatic Conversion, the holders of shares of Series B Preferred Stock shall return any stock certificates for such Series B Preferred Stock to the Corporation, provided that, failure by a holder to return any stock certificate will have no effect on the Automatic Conversion, which Automatic Conversion will be deemed to occur on the Effective Date.

7.           Non-Transferrable. The shares of Series B Preferred Stock shall not be transferrable without the prior written consent of the Corporation, which consent may be withheld in the absolute discretion of the Corporation.

8.           No Reissuance. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series B Preferred Stock, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

9.           Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Automatic Conversion” shall have the meaning ascribed to it in Section 6 hereof.

“Board of Directors” means the Board of Directors of the Corporation.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

“Conversion Price” shall have the meaning ascribed to it in Section 6 hereof.

“Corporation” shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Effective Date” shall have the meaning ascribed to it in Section 6 hereof.

“Junior Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Liquidation” shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Qualified Financing” shall mean the sale by the Company in a single offering of common stock or securities convertible into common stock for gross proceeds of at least $5,000,000.

“Series B Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

“Stated Value” means $1.00.

This Certificate of Designation has been executed and adopted on behalf of the Corporation as of October 16, 2013.

STREAMTRACK, INC.

By:	/s/ Michael Hill
Michael Hill
Chief Executive Officer